EXHIBIT 3.11

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

November 21, 2014

First:               The name of the limited liability company is CSL Arkansas System, LLC.

Second:          The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Daniel L. Heard
Daniel L. Heard, Authorized Person

SIGNATURE PAGE TO CERTIFICATE OF FORMATION

CSL ARKANSAS SYSTEM, LLC